Exhibit 99.1

World Acceptance Corporation Reports First Quarter

First Quarter Earnings per Diluted Share Up 16.7% to $2.71

GREENVILLE, S.C.--(BUSINESS WIRE)--July 23, 2015--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its first fiscal quarter ended June 30, 2015.

Net income for the first quarter increased 4.8% to $23.6 million compared with $22.6 million for the same quarter of the prior year. Net income per diluted share increased 16.7% to $2.71 on 8.7 million average weighted shares outstanding in the first quarter of fiscal 2016 compared with $2.32 on 9.7 million average weighted shares outstanding in the first quarter of fiscal 2015.

The Company did not repurchase any shares in the first quarter of fiscal 2016. However, the Company benefited from the 1.4 million shares repurchased during fiscal 2015. The prior year repurchases resulted in a reduction to the Company’s weighted average diluted shares outstanding of 10.2% when comparing the two first quarter periods. Excluding unvested restricted shares, there were 8.6 million shares outstanding as of June 30, 2015.

Total revenues decreased to $137.2 million in the first quarter of fiscal 2016, a 6.0% decrease over the revised $145.9 million reported for first quarter last year. Interest and fee income decreased 5.5%, from a revised $130.0 million to $122.8 million in the first quarter of fiscal 2016 due to a decrease in average earning loans as well as lower volumes. Insurance and other income decreased by 9.5% to $14.4 million in the first quarter of fiscal 2016 compared with $15.9 million in the first quarter of fiscal 2015. The decrease was related to a $770,000 decrease in insurance revenue and a $740,000 decrease in other income compared with the first quarter of fiscal 2015.

Gross loans decreased to $1.15 billion as of June 30, 2015, a 1.2% decrease from the $1.16 billion of loans outstanding as of June 30, 2014. Gross loans in the US decreased 0.4% and gross loans in Mexico decreased 9.3% in US dollars due to an unfavorable move in exchange rates. Gross loans in Mexico increased 9.6% in Mexican pesos.

The provision for loan losses decreased 15.1% to $26.2 million in the first quarter of fiscal 2016 from $30.9 million in the first quarter of 2015. The provision decreased due to a reduction in net charge-offs, slower loan growth, and a smaller increase in past due accounts that are fully reserved when comparing the first quarter of 2016 to the first quarter of 2015.

The charge-off ratio improved on a quarter-over-quarter basis. Annualized net charge-offs as a percent of net loans were 11.9% for the three month period ended June 30, 2015 compared to 12.7% during the prior year quarter. The charge-off ratio benefited from two monthly sales of accounts previously charged-off totaling approximately $1.8 million.

Total general and administrative expenses as a percent of revenue decreased to 49.2% compared with a revised 50.2% during the first quarter of the prior fiscal year.

Key return ratios for the first quarter included a 12.6% return on average assets and a 36.3% return on average equity for a trailing 12-month period ended June 30, 2015. The Company opened 12 new offices and merged 1 office into an existing location during the first fiscal quarter.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,331 offices in 15 states and Mexico as of June 30, 2015. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

First Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A script of the Chairman and Chief Executive Officer’s prepared remarks for the conference call has been furnished as Exhibit 99.2 to the Company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”) in connection with this press release, and is available via the SEC’s Edgar database at www.sec.gov, and will also be posted to the Company’s website as soon as practicable. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/9498. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); the potential impact of limitations in the Company’s amended revolving credit facility; whether the Company can successfully implement its CEO succession and transition plans; and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2015 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Condensed Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2015	2014

Interest & fees	$122,839	$130,030
Insurance & other	14,386	15,896
Total revenues	137,225	145,926
Expenses:
Provision for loan losses	26,228	30,893
General and administrative expenses
Personnel	43,220	50,641
Occupancy & equipment	10,393	10,064
Advertising	3,168	3,162
Intangible amortization	140	202
Other	10,647	9,256
	67,568	73,325
Interest expense	5,472	5,564
Total expenses	99,268	109,782
Income before taxes	37,957	36,144
Income taxes	14,325	13,588
Net income	$23,632	$22,556
Diluted earnings per share	$2.71	$2.32
Weighted average shares outstanding (diluted)	8,712	9,705

Condensed Consolidated Balance Sheets
(unaudited and in thousands)

	June 30,	March 31,	June 30,
	2015	2015	2014
ASSETS
Cash	$17,211	$38,339	$16,045
Gross loans receivable	1,150,669	1,110,145	1,164,368
Less: Unearned interest & fees	(314,170)	(297,402)	(315,506)
Allowance for loan losses	(71,960)	(70,438)	(67,885)
Loans receivable, net	764,539	742,305	780,977
Property and equipment, net	25,704	25,907	25,637
Deferred tax benefit	37,482	37,345	34,495
Goodwill	6,121	6,121	5,967
Intangibles	3,223	3,364	3,638
Other assets	17,429	12,750	12,107
	$871,709	$866,131	$878,866

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	488,950	501,150	548,100
Income tax payable	18,589	18,204	20,013
Accounts payable and accrued expenses	27,915	31,209	26,458
Total liabilities	535,454	550,563	594,571
Shareholders' equity	336,255	315,568	284,295
	$871,709	$866,131	$878,866

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended
	June 30,
	2015	2014

Expenses as a percent of total revenues:
Provision for loan losses	19.1%	21.2%
General and administrative expenses	49.2%	50.2%
Interest expense	4.0%	3.8%

Average gross loans receivable	$1,127,525	$1,135,815

Average net loans receivable	$822,270	$829,116

Loan volume	$698,241	$731,565

Net charge-offs as percent of average loans	11.9%	12.7%

Return on average assets (trailing 12 months)	12.6%	12.1%

Return on average equity (trailing 12 months)	36.3%	32.6%

Offices opened (closed) during the period, net	11	0

Offices open at end of period	1331	1271

CONTACT:
World Acceptance Corporation
John L. Calmes Jr., 864-298-9800
Chief Financial Officer